Sheet1

Merrill Lynch Series Fund, Inc.
Series Number: 1
File Number: 811-3091
CIK Number: 319108
Money Reserve Portfolio
For the Period Ending: 06/30/2000

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Money Markets Incorporated, for the six months ended June 30, 2000.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

4/18/2000	$ 6,000	Amsterdam Funding Corp	6.07%	5/23/2000
4/18/2000	5,000	CIT Group Holdings	5.00	4/24/2001
5/30/2000	8,017	Edison Asset Securitization	6.62	7/10/2000
6/16/2000	4,635	Kitty Hawk Funding Corp	6.63	9/11/2000

Last Updated on 08/29/2000
By Win95 User